FEDERATED EQUITY FUNDS

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Equity Fund (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,	that the Board hereby ratifies the Secretary and Assistant Secretaries of the Trust signing in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Performance Strategic Dividend, a portfolio of Performance Fund Trust into Federated Strategic Value Dividend Fund, a portfolio of Federated Equity Funds, Performance Large Cap Equity, a portfolio of Performance Fund Trust into Federated Capital Appreciation Fund, a portfolio of Federated Equity Funds, Performance Leaders Equity Fund, a portfolio of Performance Fund Trust into Federated Mid Cap Growth Strategies Fund, a portfolio of Federated Equity Funds, and Performance Mid Cap Equity Fund, a portfolio of Performance Fund Trust, into Federated Mid Cap Growth Strategies Fund, a portfolio of Federated Equity Funds.

WITNESS the due execution hereof this 13th day of May, 2012

/s/ John F. Donahue John F. Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ Nicholas P. Constantakis Nicholas P. Constantakis	/s/ Peter E. Madden Peter E. Madden
/s/ Nicholas P. Constantakis Nicholas P. Constantakis	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ John S. Walsh John S. Walsh
/s/ Maureen Lally-Green Maureen Lally-Green